UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 20, 2009

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 20, 2009, Cell Therapeutics, Inc. (the “Company”) exercised its option to sell its 50% ownership interest in the 50/50 owned joint venture with Spectrum Pharmaceuticals, Inc. (“Spectrum”) to commercialize and develop Zevalin® (ibritumomab tiuxetan) (“Zevalin”) in the United States to Spectrum for $18 million, as may be adjusted for amounts owed between the Company and the joint venture as of the closing (the “Purchase Price”), pursuant to the term of the operating agreement for the joint venture, dated December 15, 2008 (the “LLC Agreement”). The Company and Spectrum established the joint venture, RIT Oncology, LLC, in December 2008, pursuant to the Purchase and Formation Agreement dated November 26, 2008 (“Purchase Agreement”), at which time the Company contributed all of the Zevalin related assets to the joint venture and sold to Spectrum a 50% membership interest in the joint venture for $15 million, plus certain milestone payments.

At the closing of the sale of the Company’s 50% membership interest in the joint venture to Spectrum, Spectrum shall either pay the Purchase Price in full or at its option the Company will receive one-third of the Purchase Price, with another one-third of the Purchase Price paid 45 days after the closing and the remaining one-third of the Purchase Price paid 90 days after the closing. The consummation of the sale option transaction is contingent upon the satisfaction of certain closing conditions, including the delivery of a legal opinion from counsel to the Company, as specified in the LLC Agreement. Additionally, a $750,000 consent fee is required to be paid to Biogen Idec, Inc. (“Biogen”) under the terms of a certain security agreement and guarantee in favor of Biogen (which fee shall be shared equally between the Company and Spectrum pursuant to the terms of the pledge agreement dated December 15, 2008).

The Purchase Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2008.

Attached as Exhibit 99.1 is a press release relating to the events described herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Cell Therapeutics, Inc. dated February 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: February 23, 2009	By:	/s/ James A. Bianco
James A. Bianco
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Cell Therapeutics, Inc. dated February 20, 2009.